Exhibit 10.2

No.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

KEYON COMMUNICATIONS HOLDINGS, INC.

FORM OF

PROMISSORY NOTE
(non-negotiable)

$                                                                                                                                                                               Omaha, Nebraska
                                                                                                                                                                                                      , 2007

FOR VALUE RECEIVED KeyOn Communications Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to [                     ] (the “Holder”), the principal amount of                        dollars ($                ), or so much thereof as shall have been advanced by the Holder to the Company, payable in arrears, from the date of this Note on the unpaid principal balance at a rate equal to five percent (5%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued but unpaid interest and any other amounts payable hereunder, shall be due and payable on the earlier of (i) the closing of a Subsequent Offering (as hereinafter defined) or (ii) November     , 2008 (the “Maturity Date”). This Note is one of a series of up to $750,000 aggregate principal amount of notes of like tenor (the “Notes”) that may be issued pursuant to a Bridge Note Purchase Agreement, dated as of November     , 2007, between the Company and each of the lenders thereunder (the “Note Purchase Agreement”).

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.          Principal Amount; Grid Notation. The unpaid principal of this Note at any time shall be the total amount advanced by the Holder to the Company, less the total amount of principal payments made hereon by the Company, subject to adjustment as provided in Section 2 below. The date and amount of each such advance and each payment of account of principal of this Note may be endorsed by the Holder on the grid attached hereto as Exhibit A and made part of this Note, and when so stated shall represent evidence thereof in the absence of manifest error. Any failure by the Holder to so endorse shall in no way mitigate or discharge the obligation of the Company to repay any advances actually made.

2.          Principal and Interest Adjustment.  Notwithstanding anything to the contrary contained herein, if all outstanding principal and accrued interest under the Notes is not repaid in full by the Company on or before February     , 2008, then the principal amount due hereunder at such time shall equal the sum of (i) the then current outstanding principal amount hereunder (the “Principal Amount”) and (ii) the product of (A) a fraction, the numerator of which is the Principal Amount and the denominator of which is the aggregate principal amount advanced to the Company under all of the Notes and (B) $50,000. Furthermore, any principal, accrued interest and other amounts payable under this Note that remain unpaid after February      , 2008 shall bear interest, in arrears, at a rate per annum equal to ten percent (10%).

3.          Certain Definitions.

(a)           “Default” means:

(i)            the Company shall default in the payment of interest and/or principal on this Note and such default shall continue for ten (10) business days after written notice from the Holder of such failure;

(ii)           any of the representations or warranties made by the Company herein (the “Representations”) or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company to Holder in connection with the execution and delivery of this Note or such other documents shall be false or misleading in any material respect at the time made;

(iii)          the Company shall fail to materially perform any covenant, term, provision, condition, agreement or obligation of the Company under this Note or the Representations (other than for non-payment) and such failure shall continue uncured for a period of ten (10) business days after written notice from the Holder of such failure;

(iv)          the Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business;

(v)           a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment;

(vi)          any governmental agency or any court of competent jurisdiction at the insistence of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter;

(vii)         without the prior written approval of the Holder, the Company shall sell or otherwise transfer all or substantially all of its assets;

(viii)        bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within thirty (30) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in any such proceeding; or

(ix)           the Company shall be in material default of any of its indebtedness that gives the holder thereof the right to accelerate such indebtedness.

(b)           “Subsequent Offering” means any transaction (or series of related transactions) in which the Company issues and sells shares of its capital stock or securities convertible into shares of capital stock in exchange for aggregate gross proceeds of not less than $5 million that occur while any Notes are outstanding.

4.          Prepayment.  The Company may prepay this Note at any time, in whole or in part, provided any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

5.          Miscellaneous.

(a)           Loss, Theft, Destruction or Mutilation of Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Note, the Company shall execute and deliver, in lieu of this Note, a new note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(b)           Payment.  All payments under this Note shall be made in lawful tender of the United States.

(c)           Usury.  In the event that any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(d)           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only by an instrument in writing signed by the party against which enforcement of the same is sought.

(e)           Notices.  Any notice, request or other communication required or permitted hereunder shall be given in accordance with the Note Purchase Agreement.

(f)            Expenses; Attorneys’ Fees.  If action is instituted to enforce or collect this Note, the Company promises to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.

(g)           Successors and Assigns.  This Note may be assigned or transferred by the Holder.  Subject to the preceding sentence, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(h)           Governing Law.  THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first above written by its duly authorized officer.

KEYON COMMUNICATIONS HOLDINGS, INC.

By:
Name: Jonathan Snyder
Title: Chief Executive Officer

Exhibit A

Advances and Payments of Principal

DATE	ADVANCE AMOUNT	PRINCIPAL BALANCE	NOTATION MADE BY